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Datascope Corp.
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On November 26, 2007, Datascope Corp. issued the following press release.

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com

FOR IMMEDIATE RELEASE:

DATASCOPE ANNOUNCES AGREEMENT TO INSTALL

FIRST NETGUARD™ BETA SITE

MONTVALE, NJ, November 26, 2007...Datascope Corp. (NASDAQ: DSCP) today announced that it has signed an agreement with a prestigious teaching hospital in the Mid-Atlantic region of the United States for the first beta site installation of its new, revolutionary Clinical Alert System, NetGuard™. On October 1, 2007, Datascope announced that it received U.S. FDA clearance to market NetGuard in the United States.

Commenting on NetGuard, Dr. Antonino Laudani, Datascope’s Chief Operating Officer, explained, “The beta site will provide for the simultaneous, continuous wireless NetGuard monitoring of fifty patients who, under other circumstances, would not have been monitored. In the past, greater use of conventional monitoring has been discouraged by the high cost of other equipment and staffing.

Datascope’s initial focus is to create selected beta site installations and then launch its national sales campaign for NetGuard. The beta sites are expected to turn into reference sites for NetGuard. Reference sites will be instrumental in promoting acceptance and sales of NetGuard in the broader market by physicians and hospitals nationwide and around the world.”

David Gibson, Patient Monitoring Division President, added “NetGuard promises not only to meet an important potentially lifesaving medical need but also opens a new market that Datascope estimates could be more than $1 billion annually in the U.S. alone. We are very pleased and excited by the positive response to NetGuard demonstrations at recent meetings of the American College of Emergency Physicians, the American Society of Anesthesiologists and the Emergency Nurses Association, and from the first sales calls that began in the current month.”

According to data published by the American Hospital Association, 60% of the U.S. hospital census is currently not monitored continuously primarily because conventional monitoring has high cost in terms of both equipment and staffing. This under-addressed market equates to more than 100 million patients annually either not monitored at all or monitored only during surgeries, post-anesthesia care, and certain other procedures. In addition, based on data from the National Registry of Cardiopulmonary Resuscitation, Datascope estimates that tens of thousands of patients die each year from cardiac arrest precipitated by a dangerous heart rhythm that is unrelated to the patient’s natural illness.

NetGuard creates a new paradigm in patient monitoring because it is the first monitoring system that is specifically designed to protect today’s unmonitored patient by detecting life-threatening heart rhythms. Featuring a novel wireless ECG monitor weighing less than one ounce, NetGuard signals an alert by pager to designated hospital staff immediately upon detecting such a rhythm. Immediate detection permits the early treatment of dangerous heart rhythms, and early treatment has been shown to significantly increase survival.

NetGuard monitoring offers a protective safety net for all currently unmonitored patients while providing the following economic and clinical incentives for continuous monitoring not possible with conventional monitors: First, the NetGuard equipment infrastructure per patient is a small fraction of the cost of a conventional patient monitor. Second, the cost of the single-use element (batteries and electrodes) of NetGuard is also highly affordable. Third, the NetGuard ECG monitor, weighing less than an ounce, doesn’t interfere with a patient’s mobility. Fourth, the use of NetGuard would reduce overcrowding by increasing throughput in certain key hospital departments such as post-anesthesia recovery. And finally, Datascope also believes that NetGuard would reduce liability exposure that hospitals currently have in respect of an unexpected and potentially catastrophic heart rhythm.

About Datascope Corp.

Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, patient monitoring, anesthesiology, emergency medicine and critical care. The Company's products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope's website, www.datascope.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements that address expectations or projections about the future are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are disclosed in our filings with the United States Securities and Exchange Commission ("SEC"). These factors include, but are not limited to, the risk that NetGuard does not have the potential to create a new, significant market in monitoring currently unmonitored patients, that Datascope is not the first company to address this market, that NetGuard will not be a significant opportunity for new growth or may not be accepted in the marketplace, that technical difficulties may arise impeding the acceptance of the system, and that market conditions may change, particularly as the result of competitive activity in the markets served by Datascope. Datascope's filings with the SEC can be obtained at no charge at www.sec.gov, as well as through our website at www.datascope.com.